EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of this the 8th day of June 2011, by and between Millennium HealthCare Solutions, Inc., a Delaware Corporation (the "Company"), and Christopher Amandola (the "Employee").

WITNESSETH:

WHEREAS, the Company desires to employ and assure the continuing services of the Employee, and the Employee desires to accept continued employment with the Company, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein., and intending to be legally bound, the parties agree as follows:

I. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions set forth herein.

2. Tenn. The term of Employee's employment shall commence upon the execution of this Agreement. Any and all obligations of the Company to the Employee incurred under this Agreement, except for the issuance of company stock, as defined in Section S(b), shall commence upon the Company's completion of the first five-hundred thousand dollars in capital raised. Employee's employment under this Agreement shall continue until terminated as provided in Section 8 hereof.

3. Duties; Position; Devotion of Time. The Employee is engaged as President of the Company and may hold further titles in subsidiary companies as determined by the Board of Directors from time to time. The Employee shall have the same powers and duties with respect to the management of the business affairs of the Company and oversight of the day-to-day operations of the Company as a President of a business corporation would have. The Employee shall perform such other reasonable duties (taking into consideration the Employee's position in the Company) as may be prescribed by the Board of Directors of the Company from time to time. The Employee shall use his best efforts to serve the Company faithfully and promote its best interests and shall devote all of his business time. attention and services to the faithful and competent discharge of such duties. Employee shall be a member of the Board of Directors of the Company for so long as he is employed by the Company.

4. Cash Compensation.

(a) Base Salary. In consideration of the services to be rendered by the Employee to the Company and in consideration of the Employee's other covenants hereunder, the Company will pay the Employee a base salary at the rate of $130,000.00 per annum commencing on the term defined in Section 2 above. Salary shall be payable at such intervals as may be established by the Company from time to time for salary payments to its executive management employees. Each December, the Board of Directors of the Company, or the Compensation Committee thereof, shall review the Employee's performance and establish the Employee's annual salary increase and Performance Bonus standards for the succeeding year.

(b) Performance Bonus. The Employee shall be entitled to a cash bonus in addition to his base salary in an aggregate amount up to 200% of his then current base salary which shall be tied to the objective performance standards provided for and determined by the Board of Directors.(the "Performance Bonus").

(c) Discretionary Bonus. In addition to the Performance Bonus described in Section 4(b), the Employee may receive an additional annual bonus as shall be determined by the Board of Directors in its sole discretion (the "Discretionary Bonus").

5. Other Compensation .

(a) Automobile . In addition to the Performance Bonus and Discretionary Bonus described in Section 4, the Company shall lease a luxury automobile, as chosen by Employee, up to a monthly lease amount of $500 per month. Company will be responsible for insurance, fuel and repairs and maintenance of said automobile.

(b) Stock. Employee shall receive 500,000 restricted common shares of company stock, after the completion of a corporate merger/asset sale into a public entity, which shall vest equally over three years of consecutive employment. lf Employee is terminated for cause (as defined in this Agreement) or death, Employee shall be entitled to only those pro rata shares that have fully vested up to and including the date of termination or death.

Additionally, the Employee shall be entitled to participate in such other incentive compensation plans as the Board of Directors may, in its sole discretion, determine (including the equity compensation arrangements).

6. Employee Benefits . The Employee will be entitled to participate, in accordance with the provisions thereof, in any employee benefit plans and programs made available by the Company to its executive management employees generally.

7. Business Expense Reimbursements. While employed under this Agreement, the Employee will be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in performing services hereunder, to the extent provided by the applicable policies of the Company, upon presentation by the Employee, from time to time, of an itemized account of such expenses and appropriate documentation therefore.

8. Termination of Employment.

(a) Death or Disability of the Employee. This Agreement shall immediately terminate as of the date of death or disability of the Employee. In such event the Employee or the Employee's estate, as the case may be, shall be entitled to receive the Severance Compensation for the period of time and in the amount set forth in Section 9 hereof and all salary and other compensation and benefits due the Employee hereunder through the date of death or determination of disability. For purposes of this provision, "disability" shall be defined as the Employee's inability or physical or mental incapacity, with or without a reasonable accommodation, to perform the essential functions and duties of his position with the Company by reason of a physical or mental disability , impairment or condition. Employee agrees to submit such medical evidence, acceptable to the Company, regarding his disability, impairment or condition as it may reasonably request.

(b) Termination by the Company for Cause. The Company may terminate this Agreement at any time and without prior notice to the Employee for Cause (as hereinafter defined). "Cause" means (i) the Employee's deliberate and continual refusal to perform the duties required of his position under this Agreement, or his continued neglect of such duties, in any such case after written notification from the Company and a period of thirty days within which to cure any such refusal to perform or neglect or Employee's inability to hit 65% of Employee's projected annual sales number set forth in Schedule A, (ii) the Employee's conviction or guilty plea for any felony offense or any crime that involves fraud, theft, misappropriation or embezzlement from the Company or its affiliates. Upon termination for Cause under Section 8(b)(i) or Section 8(b)(ii ), all obligations of the Company to the Employee shall terminate immediately.

(c) Termination by the Company Other Than For Cause. Notwithstanding any other term or provision of this Agreement, the Company may terminate the Employee's employment upon sixty (60) days prior written notice to the Employee for whatever reason the Company deems appropriate or for no reason. Upon termination in accordance with this Section 8(c), the Employee also shall be eligible to receive Severance Compensation (as set forth in Section 9(a)(ii)) subject to the terms and conditions specified in Section 9. It shall be considered a termination by the Company other than for Cause in the event that the Employee terminates the employment relationship with the Company because of a material change in the duties of the Employee (compared to his duties as of the date of this Agreement).

(d) Voluntary Termination by the Employee. After the first anniversary of this Agreement commencing, the Employee may terminate his employment under this Agreement at any time upon 120 days' prior written notice to the Company (which may be reduced to 60 days by the Company in its sole discretion); provided, however, that the Company, in its discretion, may require the Employee to vacate the Company's premises at any time during such notice period. Upon termination in accordance with this Section 8(d), the Employee also shall be eligible to receive Severance Compensation (as set forth in Section 9(a)(iii), as the case may be) subject to the terms and conditions specified in Section 9. In the event of such a voluntary te1mination of employment, the Employee will be entitled to receive any unpaid base salary through the date on which the Employee's termination becomes effective (i.e., the expiration of the aforementioned written notice period) or the date that the Employee is required to vacate the premises, whichever is earlier, and shall be entitled to receive Severance Compensation for the period thereafter and in the amount set forth in Section 9 hereof

9. Severance Compensation.

(a) Amount of Severance Compensation. Subject to the tem1s and conditions of this Section 9. in the event of the termination of the Employee's employment and provided that the Employee is not in default of any provision of Section I 0 or Section 11 of this Agreement, the Employee shall be entitled to receive severance compensation ("Severance Compensation") from the Company as follows:

(i) No Severance Compensation shall be payable at any time pursuant to this Agreement if the Employee's employment hereunder is terminated by the Company for Cause pursuant to Section 8(b)(i) or Section 8(b)(ii) hereof

(ii) If the Employee's employment hereunder is terminated pursuant to Section 8(c), the Employee shall be paid an amount equal to two times the Employee's gross annual base salary (inclusive of bonus or incentive compensation) at the rate in effect on the date of termination (it being understood and agreed that the Company may purchase insurance to fund all or a portion of any payment required) and pay for continued coverage under the Company medical and dental plans, or other such substantially equivalent plans, for twenty-four months.

(iii) If the Employee's employment hereunder is voluntarily terminated by the Employee and the Employee provides the required notice in accordance with Section 8(d), the Company shall pay for Employee's continued coverage under the Company medical and dental plans, or such other substantially equivalent plans, for six months. The Company may purchase insurance to pay for this payment or any severance payment and the Employee agrees to cooperate with the purchase of such insurance.

(b) Payment of Severance Compensation. Severance Compensation calculated pursuant to Section 9(a)(ii) shall be due and payable to the Employee in 120 equal and consecutive semi-monthly installments. Such Severance Compensation shall be due and payable commencing in the month following such termination of the Employee's employment on the Company's regular payroll dates for its senior management employees.

10. Restrictive Covenants. The Employee, by entering into this Agreement, acknowledges receipt of good and adequate consideration to support the covenants provided in this Section l0, these covenants being a fundamental part of the Company's willingness and inducement to employ the Employee hereunder . As long as the Company is not in default of any provision of this Agreement, the Employee agrees that the restrictive covenants of this Section 1 0 shall be in full force and effect during the term of this Agreement and for a period of two years following the termination of the Employee's employment for whatever reason by either party hereto; provided, that if the Employee is entitled to receive Severance Compensation pursuant to Section 9(a)(ii)or (iii) above, the restrictive covenants of this Section l 0 shall be in full force and effect for a period of six years following the termination of the Employee's employment. The Employee covenants and agrees that, so long as the restrictive covenants of this Section 1 0 shall be in full force and effect, he will not, directly or indirectly:

(a) Own any interest in (other than by ownership of less than one percent ( 1%) of any class of stock of a publicly held corporation), manage, operate, control, loan money to, be employed or engaged by, render consulting or advisory services to, serve as a director of, represent, or participate in or be connected with the management or control of, any directly competing business (a "Competing Business");

(b) Solicit any client or customer of the Company to discontinue its use of the Company's services or to divert such business to any individual, partnership , firm, corporation or other entity then in competition with the Company or any of its subsidiaries or affiliates;

(c) Solicit any of the employees or sales representatives of the Company to work for any business, individual, partnership, firm, corporation or other entity then in competition with the Company or any of its subsidiaries or affiliates; or

(d) Disparage the Company or any of its products or services or wrongfully interfere with or disrupt the relationship , contractual or otherwise, between the Company and any other party, including without limitation, any supplier, distributor, lessor, lessee, licensor or licensee.

(e) Extraordinary Relief. The restrictive covenants contained in the Section 10 are in addition to, and not in limitation of, the rights and protections to which the Company is otherwise entitled by law. It is the desire and intent of the parties that the provisions of this Section 10 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court of competent jurisdiction determines that any provision of this Section I 0 is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

11. Confidential Information.

(a) Employee recognizes that the services to be performed by his hereunder are special, unique, and extraordinary and that, by reason of his employment with the Company, he may acquire confidential information concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. According]y, the Employee agrees and promises that he will not, for any reason or at any time, whether during or after his employment with the Company, use, for himself or for the benefit of any other person, firm, corporation, or entity, or disclose to any person (except to the extent that the proper performance of his duties may require such use or disclosure) any proprietary or confidential information obtained by him in the course of, or as a result of, his employment with the Company. Any information not generally available to the public shall be construed as proprietary or confidential for purposes of this Agreement, including, but not limited to, customer lists, supplier lists, employee lists, marketing data or plans, business plans, specifications, schematics, methods, processes, confidential notes, trade secrets, procedures, research data, computer codes and passwords, and any financial data of any kind. The Employee further agrees to maintain the privacy, security and confidentiality of all information in accordance with (a) all applicable statutes and regulations and (b) the protocols, rules, policies, and other requirements of accrediting agencies, licensors and authorities that are applicable to the operation of the Company's business.

(b) Employee confirms that all of the aforementioned confidential information is the exclusive property of the Company. All business records, papers and documents kept or made by Employee while employed by the Company relating to the business of the Company shall be and remain the property of the Company at all times. Upon the request of the Company at any time, Employee shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by Employee or coming into his possession while employed by the Company concerning the business or affairs of the Company other than personal materials, records and documents (including notes and correspondence) of Employee not containing proprietary information relating to such business or affairs.

12. Dispute Resolution.

(a) If at the time of any dispute arising out of or in connection with this Agreement, the parties agree that such dispute shall be solely and finally settled by arbitration, then such arbitration shall be conducted in accordance with this Section 12 in Nassau County New York, in accordance with the federal arbitration act (9 U.S.C. section 1 et seq.) under the auspices and rules of the American Arbitration Association ("AAA"). The AAA shall be instructed by either or both parties hereto to prepare a list of at least three (3) judges who have retired from the circuit court, district courts of appeals or supreme court of the state of New York, or any federal court and at least two (2) persons who have business experience in the Company's industry. Within 10 days of receipt of the list, each party may strike one name from the list. The AAA shall then appoint three (3) arbitrators from the name(s) remaining on the list (the "Arbitrators"). Any controversy in interpretation or enforcement of this provision or whether a dispute is arbitrable, shall be determined by the arbitrators. The parties hereby agree that the award of the Arbitrators shall be final and subject to no judicial review. The Arbitrators shall decide the issues submitted to them, in writing, and in accordance with: (i) the provisions and commercial purposes of this Agreement; and (ii) the laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that if following the termination of the Employee there is a dispute concerning the Employee's compliance with Sections 10 or 11hereof, such dispute shall be submitted to arbitration in accordance with this Section 12 and the Company agrees to continue payments under Section 9 above into an escrow account of the then current corporate counsel of the company during such dispute.

(b) The parties agree to facilitate the arbitration by: (i) making available to one another and to the Arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the Arbitrators to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by the arbitral rules or by the Arbitrators for submission of evidence or briefs.

(c) Judgment on the award of the Arbitrators may be entered in any court having jurisdiction over the Party against which enforcement of the award is being sought. The non-prevailing party in any arbitration shall pay the costs and expenses (including, without limitation, fees of counsel) of the prevailing party incurred in conducting the arbitration.

(d) The arbitration procedures set forth herein shall in no respect be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any applicable statute of limitations .

(e) The dispute resolution mechanism set forth herein specifically contemplates that the parties shall be entitled to seek enforcement of this Agreement to the extent that they do not agree that such dispute shall be solely and finally settled by arbitration in any court of competent jurisdiction to the fullest extent permitted by law, by seeking any remedy available at law or in equity, including but not limited to a temporary restraining order, preliminary and/or temporary injunctive relief and specific performance, without having to arbitrate and without need to post any bond. Each party agrees that process may be served upon such party in any manner authorized under the laws of the United States or New York, and waives any objections that such party may otherwise have to such process.

13. In junctive Relief The Employee by entering into this Agreement expressly agrees that the Company will or would suffer irreparable injury if the Employee were to violate any or all of the provisions of Section 10 or Section 11 and that, accordingly, in the event of a breach by the Employee of any of the provisions of Section 10 or Section 11, the Company shall (in addition to all other rights and remedies available to it) be entitled to an injunction restraining any such breach thereof. Nothing herein shall be construed, however, as prohibiting the Company from pursuing any other remedies at law or in equity which it may have for any such breach of any provision of Section 10 or Section l l, including the recovery of damages.

14. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Employee and his personal representatives, estate and heirs and to the Company and its successors and assigns, including without limitation any corporation or other entity to which the Company may transfer and/or sell all or substantially all of its assets and business (by operation of law or otherwise) and to which the Company may assign this Agreement. The Employee may not assign this Agreement or any part hereof without the prior written consent of the Company , which consent may be withheld by the Company in its sole discretion .

15. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the employment of the Employee by the Company and supersedes and replaces all other understandings and agreements, whether oral or in writing, previously entered into by the parties with respect to such employment.

16. Amendment: Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by the Employee and by a duly authorized officer of the Company . Failure of the Company to enforce at any time or for any period of time any of the conditions or covenants of this Agreement shall not be construed as a waiver of such conditions or covenants or of the right of the Company to enforce subsequent breaches of the same or other conditions and covenants, unless such waiver is provided to the Employee in writing and signed by the Chairman of the Board of Directors of the Company .

17. Notices. All notices or other communications given pursuant to this Agreement shall be in writing and either delivered personally or by prepaid registered or certified mail, return receipt requested.

Notices and other communications mailed to the Employee shall be addressed to his last address as shown on the personnel records of the Company and notices and other communications to the Company shall be addressed to:

For Employee:

3 Meadowrue Lane

East Northport, New York 11731

For Company :

6901 Jericho Turnpike, Suite 101

Syosset, New York 11791

Either party may change the address to which notices are to be mailed pursuant to this Section 17, by written notice given in accordance herewith. Any notice pursuant to this Section 17 shall be effective for all purposes on the date delivered or mailed as herein provided.

18. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provision shall not in any way be affected or impaired thereby. Should any provision of this Agreement, including each restrictive covenant contained in Section 10, be held unenforceable or invalid by a court of competent jurisdiction., then the parties hereto agree that such provision shall be deemed modified for the purposes of its performance to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed here from for purposes of the performance of this Agreement. The validity of the remaining provisions of this Agreement, including each restrictive covenant contained in Section 10, shall not be affected by such modification or severance.

19. Withholding. Without regard to any other provision in this Agreement, all payments made by the Company hereunder shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

20. Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

2 l. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of New York, without regard to conflict of laws principles. IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

By:	/s/ Christopher Amandola
Christopher Amandola

Schedule A

New Business Gross Sales

Year I	$1,750,000
Year 2	$3,000,000
Year 3	$5,000,000
Year 4	$7,000,000
Year 5	$10,000,000

New Business Gross Sales, as defined, is the additional new incremental gross revenue doJlars above the prior year's total gross revenue dollars, as reported.

Accepted and Agreed :

Christopher Amandola

/s/ Christopher Amandola